                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             AMERISTEEL CORPORATION
                             ----------------------
                                (Name of Issuer)


                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)


                                   03071V 10 9
                                   -----------
                                 (CUSIP Number)


                                  May 17, 2000
                         -------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 11 Pages)

CUSIP NO. 03071V 10 9          SCHEDULE 13G            PAGE   2   OF  11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

                  CARIOCA LIMITED PARTNERSHIP I

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         ----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                    (A)     [ ]
                                                                    (B)     [ ]
         ----------------------------------------------------------------------

3        SEC USE ONLY

         ----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
         ----------------------------------------------------------------------

                       5    SOLE VOTING POWER

                                   -0-
                       --------------------------------------------------------
   NUMBER OF
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH                   573,507
REPORTING PERSON       --------------------------------------------------------
      WITH
                       7    SOLE DISPOSITIVE POWER

                                   -0-
                       --------------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                                 573,507
                       --------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                573,507
         ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]
         ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.5%
         ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   PN
         ----------------------------------------------------------------------

CUSIP NO. 03071V 10 9             SCHEDULE 13G         PAGE   3  OF  11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

                  CARIOCA, L.L.C.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         ----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                    (A)     [ ]
                                                                    (B)     [ ]
         ----------------------------------------------------------------------

3        SEC USE ONLY
         ----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
         ----------------------------------------------------------------------

                        5     SOLE VOTING POWER

                                     -0-
                        -------------------------------------------------------
   NUMBER OF
     SHARES
 BENEFICIALLY
 OWNED BY EACH          6     SHARED VOTING POWER
REPORTING PERSON
      WITH                              579,300
                        -------------------------------------------------------

                        7     SOLE DISPOSITIVE POWER

                                      -0-
                        -------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

                                    579,300
                        -------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                579,300
          ---------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]
          ---------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.6%
          ---------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 oo
          ---------------------------------------------------------------------

CUSIP NO. 03071V 10 9             SCHEDULE 13G         PAGE   4   OF  11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

             DAVID S. SWAYZE AS MANAGER OF CARIOCA, L.L.C.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         ----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                    (A)     [ ]
                                                                    (B)     [ ]
         ----------------------------------------------------------------------

3        SEC USE ONLY
         ----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
         ----------------------------------------------------------------------

                        5    SOLE VOTING POWER
   NUMBER OF
     SHARES                         -0-
  BENEFICIALLY          -------------------------------------------------------
 OWNED BY EACH
REPORTING PERSON        6    SHARED VOTING POWER
      WITH
                                  579,300
                        -------------------------------------------------------

                        7    SOLE DISPOSITIVE POWER

                                    -0-
                        -------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

                                   579,300
                        -------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                579,300
          ---------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]
          ---------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.6%
          ---------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
          ---------------------------------------------------------------------

CUSIP NO. 03071V 10 9             SCHEDULE 13G         PAGE   5   OF  11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

                  BETTY Z. CASEY

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         ----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                    (A)     [ ]
                                                                    (B)     [ ]
         ----------------------------------------------------------------------

3        SEC USE ONLY
         ----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
         ----------------------------------------------------------------------

                        5    SOLE VOTING POWER
   NUMBER OF
     SHARES                        -0-
  BENEFICIALLY          -------------------------------------------------------
 OWNED BY EACH
REPORTING PERSON        6    SHARED VOTING POWER
      WITH
                                 579,300
                        -------------------------------------------------------


                        7    SOLE DISPOSITIVE POWER

                                    -0-
                        -------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

                                  579,300
                        -------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                579,300
          ---------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]
          ---------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.6%
          ---------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
          ---------------------------------------------------------------------

CUSIP NO. 03071V 10 9             SCHEDULE 13G         PAGE   6   OF   11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

                  DAVID A. CASEY

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         -----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                     (A)     [ ]
                                                                     (B)     [ ]
         -----------------------------------------------------------------------

3        SEC USE ONLY
         -----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
         -----------------------------------------------------------------------

                        5    SOLE VOTING POWER
   NUMBER OF
     SHARES                         -0-
  BENEFICIALLY          --------------------------------------------------------
 OWNED BY EACH
REPORTING PERSON        6    SHARED VOTING POWER
      WITH
                                  579,300
                        --------------------------------------------------------

                        7    SOLE DISPOSITIVE POWER

                                    -0-
                        --------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

                                  579,300
                        --------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                579,300
          ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                 [ ]
          ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.6%
          ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
          ----------------------------------------------------------------------

CUSIP NO. 03071V 10 9             SCHEDULE 13G         PAGE   7   OF   11  PAGES
          ------------                                      -----    -----


1        NAME OF REPORTING PERSON

                  PHILLIP E. CASEY

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         -----------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                     (A)     [ ]
                                                                     (B)     [ ]
         -----------------------------------------------------------------------

3        SEC USE ONLY
         -----------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
         -----------------------------------------------------------------------

                        5    SOLE VOTING POWER

                                  264,892
                        --------------------------------------------------------
   NUMBER OF
     SHARES             6    SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH                    579,300
REPORTING PERSON        --------------------------------------------------------
      WITH
                        7    SOLE DISPOSITIVE POWER

                                  264,892
                        --------------------------------------------------------

                        8    SHARED DISPOSITIVE POWER

                                  579,300
                        --------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                844,192
          ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                 [ ]
          ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                8.1%
          ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
          ----------------------------------------------------------------------

SCHEDULE 13G                                                  PAGE 8 OF 11 PAGES
--------------------------------------------------------------------------------



ITEM 1(A).        NAME OF ISSUER:

                  AmeriSteel Corporation


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5100 West Lemon Street, Suite 312, Tampa, Florida 33609.


ITEM 2(A).        NAME OF PERSON FILING:

                  (1) Carioca Limited Partnership I
                  (2) Carioca, L.L.C.
                  (3) David S. Swayze as Manager of Carioca, L.L.C.
                  (4) Betty Z. Casey
                  (5) David A. Casey
                  (6) Phillip E. Casey


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  (1) 1201 Market Street, Suite 1500, Wilmington, Delaware 19801
                  (2) 1201 Market Street, Suite 1500, Wilmington, Delaware 19801
                  (3) 1201 Market Street, Suite 1500, Wilmington, Delaware 19801
                  (4) 3435 Bayshore Boulevard, #601, Tampa, Florida 33629
                  (5) 1800 Burgh Heath Dr., Kingsport, Tennessee 37660
                  (6) 5100 West Lemon Street, Suite 312, Tampa, Florida 33609

ITEM 2(C).        CITIZENSHIP:

                  (1) Delaware limited partnership
                  (2) Delaware limited liability company
                  (3) U.S.A.
                  (4) U.S.A.
                  (5) U.S.A.
                  (6) U.S.A.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock


ITEM 2(E).        CUSIP NUMBER:

                  03071V 10 9

SCHEDULE 13G                                                  PAGE 9 OF 11 PAGES
--------------------------------------------------------------------------------



ITEM 3.
                  Not applicable.

ITEM 4.           OWNERSHIP

                  (1) Reference is made to Items 5-11 on page 2 of this Schedule
                      13G
                  (2) Reference is made to Items 5-11 on page 3 of this
                      Schedule 13G
                  (3) Reference is made to Items 5-11 on page 4 of this Schedule
                      13G
                  (4) Reference is made to Items 5-11 on page 5 of this Schedule
                      13G
                  (5) Reference is made to Items 5-11 on page 6 of this Schedule
                      13G
                  (6) Reference is made to Items 5-11 on page 7 of this Schedule
                      13G

         On May 17, 2000, Phillip E. Casey transferred 573,507 shares to Carioca Limited Partnership I, a Delaware limited partnership (the "LP"). The general partner of the LP, owning 1% of the partnership interests, is Carioca, L.L.C., a Delaware limited liability company (the "LLC"), of which the sole manager is David S. Swayze. The sole limited partner of the LP, owning 99% of the partnership interests, is Phillip E. Casey's wife, Betty Z. Casey. The members of the LLC are Phillip E. Casey, Betty Z. Casey, and David A. Casey, who acting unanimously have the power to remove the sole manager of the LLC. Mr. Swayze is not a family member of Phillip E. Casey and is not otherwise affiliated with Mr. Casey or the issuer.

         On May 17, 2000, Phillip E. Casey also transferred 5,793 shares to the LLC.

         Phillip E. Casey, Betty Z. Casey, and David A. Casey disclaim beneficial ownership of the shares of AmeriSteel Corporation's common stock held by the LP.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                  (1)      [   ]

                  (2)      [   ]

                  (3)      [   ]

                  (4)      [   ]

                  (5)      [   ]

                  (6)      [   ]

SCHEDULE 13G                                                 PAGE 10 OF 11 PAGES
--------------------------------------------------------------------------------



ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2001

                                   CARIOCA LIMITED PARTNERSHIP I
                                   By: CARIOCA, L.L.C., General Partner


                                   By:   /s/ David S. Swayze
                                      ------------------------------------------
                                   Name: David S. Swayze
                                   Title: Manager


                                   CARIOCA, L.L.C.


                                   By:   /s/ David S. Swayze
                                      ------------------------------------------
                                   Name: David S. Swayze
                                   Title: Manager



                                      /s/ David S. Swayze
                                   ---------------------------------------------
                                   David S. Swayze as Manager of Carioca, L.L.C.



                                      /s/ Betty Z. Casey
                                   ---------------------------------------------
                                   Betty Z. Casey



                                      /s/ David A. Casey
                                   ---------------------------------------------
                                   David A. Casey



                                      /s/ Phillip E. Casey
                                   ---------------------------------------------
                                   Phillip E. Casey

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to regulation 13D-G under the Securities Exchange Act of 1934.

         It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

         It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

Dated this 14th day of February, 2001

                                  CARIOCA LIMITED PARTNERSHIP I
                                  By: CARIOCA, L.L.C., General Partner


                                  By:   /s/ David S. Swayze
                                     -------------------------------------------
                                  Name: David S. Swayze
                                  Title: Manager

                                  CARIOCA, L.L.C.


                                  By:   /s/ David S. Swayze
                                     -------------------------------------------
                                  Name: David S. Swayze
                                  Title: Manager


                                     /s/ David S. Swayze
                                  ----------------------------------------------
                                  David S. Swayze as Manager of Carioca, L.L.C.



                                     /s/ Betty Z. Casey
                                  ----------------------------------------------
                                  Betty Z. Casey



                                     /s/ David S. Casey
                                  ----------------------------------------------
                                  David A. Casey



                                     /s/ Phillip E. Casey
                                  ----------------------------------------------
                                  Phillip E. Casey